EXHIBIT 15



AWARENESS LETTER

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Oncor Electric Delivery Company and subsidiaries for the periods ended June 30, 2003 and 2002, as indicated in our report dated August 12, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, is included in this Amendment No. 2 to Registration Statement No. 333-106894 of Oncor Electric Delivery Company on Form S-4 appearing in the Prospectus which is part of the Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP



Dallas, Texas
September 15, 2003